EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stratus Properties, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 23, 2009, except for the change in the manner in which the Company accounts for noncontrolling interests discussed in Note 1 to the consolidated financial statements, as to which the date is March 31, 2010, relating to the consolidated financial statements as of and for the year ended December 31, 2008, which appears in Stratus Properties Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
August 25, 2010